As filed with the U.S. Securities and Exchange Commission on September 17, 2026

Registration No. 333-290362

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WEARABLE DEVICES LTD.

(Exact name of Registrant as specified in its charter)

Israel	3873	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5 Ha-Tnufa St.

Yokne’am Illit, 2066736, Israel

Telephone: +972.4.6185670

 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mudra Wearable, Inc.

24A Trolley Square #2203

Wilmington, DE 19806

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Oded Har-Even, Esq.	Reut Alfiah, Adv.
Howard E. Berkenblit, Esq.	Gal Cohen, Adv.
Ilana Neck Levin, Esq.	Sullivan & Worcester
Sullivan & Worcester LLP	Tel-Aviv (Har-Even & Co.)
1251 Avenue of the Americas	HaArba’a Towers
New York, NY 10020	28 HaArba’a St.
Tel: 212.660.3000	North Tower, 14th Floor
Tel-Aviv, Israel 6473925
T +972.74.758.0480

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment No. 2”) relates to the Registration Statement on Form F-1 (File No. 333-290362) (the “Registration Statement”) filed by Wearable Devices Ltd., a corporation incorporated under the laws of the State of Israel (the “Registrant”), with the Securities and Exchange Commission (the “SEC”), pertaining to (i) the resale by a certain selling shareholder identified therein of up to an aggregate of 111,111 ordinary shares, no par value per share (the “Ordinary Shares”) of the Registrant issuable upon the exercise of 111,111 warrants issued on September 12, 2025 (the “September 12 Warrants”), and (ii) the resale by a certain selling shareholder identified therein of up to an aggregate of 74,444 Ordinary Shares of the Registrant issuable upon the exercise of 74,444 warrants issued on September 15, 2025 (the “September 15 Warrants”). All quantities of Ordinary Shares presented herein give retroactive effect to the Registrant’s 1-for-3 reverse share split effected prior to the start of trading on the Nasdaq Capital Market on March 11, 2026 and to the Registrant’s 1-for-3 reverse share split effected prior to the start of trading on the Nasdaq Capital Market on June 22, 2026.

On September 11, 2025, the Registrant entered into a securities purchase agreement, (the “September 11 Purchase Agreement”) pursuant to which it agreed to sell and issue to a certain institutional investor (the “Investor”) in a private placement, 111,111 September 12 Warrants to purchase up to 111,111 Ordinary Shares.

On September 12, 2025, the Registrant entered into a securities purchase agreement, (the “September 12 Purchase Agreement”) pursuant to which it agreed to sell and issue to the Investor in a private placement, 74,444 September 15 Warrants to purchase up to 74,444 Ordinary Shares.

Under the terms of both the September 11 Purchase Agreement and the September 12 Purchase Agreement, the Registrant agreed with the Investor to register for resale the Ordinary Shares underlying the September 12 Warrants and the September 15 Warrants, respectively.

As a result, the Registrant filed with the SEC the Registration Statement for the resale of the Ordinary Shares underlying the September 12 Warrants and the September 15 Warrants, respectively.

The Registrant undertook to cause the Registration Statement to remain effective under the Securities Act of 1933, as amended (the “Securities Act”), until the date when all the Ordinary Shares underlying the September 12 Warrants and September 15 Warrants have been sold. The Registrant’s commitment to keep the Registration Statement effective has expired due to the sale by the selling shareholder of all the Ordinary Shares underlying the September 12 Warrants and September 15 Warrants.

In connection with the above, the Registrant terminated all offerings of the Ordinary Shares pursuant to the Registration Statement under the Securities Act. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any Ordinary Shares which remain unsold at the termination of the offering, the Registrant hereby removes from registration all Ordinary Shares registered under the Registration Statement that remain unsold as of the date hereof, if any, and terminates the effectiveness of the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this post-effective amendment to the registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Yokne’am Illit, Israel, on September 17, 2026.

Wearable Devices Ltd.

By:	/s/ Asher Dahan
Asher Dahan
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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